Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

Berry Petroleum Company to Form Master Limited Partnership

Bakersfield, Calif. -- (BUSINESS WIRE) -- October 22, 2007-- Berry Petroleum Company (Berry) (NYSE:BRY) today announced plans to form a master limited partnership (MLP) and intends to proceed with an initial public offering of common units representing limited partner interests in the MLP.  The MLP is expected to own certain of Berry Petroleum’s long-lived oil and natural gas properties.

Berry expects to file a registration statement with the U.S. Securities and Exchange Commission for the initial public offering of common units of the MLP during the fourth quarter of 2007 and anticipates that the offering will be made during the first half of 2008. Approximately $125 million to $175 million of common units are expected to be offered to the public. Berry intends to use the net proceeds from the offering primarily to reduce its debt and for the acceleration of certain development projects. Berry will own the general partner of the MLP and is expected to retain a significant interest in the MLP at the close of the initial public offering.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful. The securities will only be offered and sold pursuant to a registration statement filed under the Securities Act of 1933, as amended.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties, including, among other things, that the MLP will not be formed, will not complete an offering of securities and will not complete such actions on the timetable indicated. Words such as "plans,” “anticipates," "will," "expect," and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2006 Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations".

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